Exhibit 99.1
ION Reports Strong Fourth Quarter and Full Year 2010 Results
Q4 and Full Year EPS of $0.14 and $0.16, excluding special items
$68.5 million of net cash generation in Q4
Stronger seismic industry outlook expected in 2011
     HOUSTON — February 16, 2011 — ION Geophysical Corporation (NYSE: IO) today reported fourth quarter 2010 revenues of $158.6 million, a 31% increase from $121.3 million in the fourth quarter of 2009. Including special items, fourth quarter 2010 net income was $20.0 million, or $0.13 per diluted share, compared to a net loss of ($51.7) million, or ($0.44) per share, in the fourth quarter of 2009. Excluding special items, ION reported fourth quarter net income of $21.2 million, or $0.14 per diluted share. ION generated fourth quarter net cash of $68.5 million, bringing the year-end cash balance to $84.4 million.
     In 2010, ION reported revenues of $444.3 million, a 6% increase from $419.8 million reported in 2009. Excluding the revenues of the Legacy Land Systems (INOVA) segment, total revenues increased 25%. Including special items, net loss in 2010 was ($38.8) million, or ($0.27) per share compared to a net loss of ($113.6) million, or ($1.03) per share. Excluding these special items, ION reported net income of $22.8 million, or $0.16 per diluted share.
     In addition to the $44.1 million of first quarter pre-tax special charges associated with the formation of the land joint venture with BGP and the debt refinancing, 2010 results include three special items incurred in the fourth quarter. The first item relates to a $24.5 million pre-tax gain associated with net cash received from the Wilson Greatbatch legal settlement. The second item is a $7.7 million pre-tax impairment charge of one of ION’s investments. The last item is a $9.5 million pre-tax charge representing ION’s 49% share of a one-time write-down of excess inventory by INOVA Geophysical. These special items total $0.43 per diluted share.
     Bob Peebler, ION’s Chief Executive Officer, said, “We are extremely pleased with our strong finish in 2010, with solid earnings over and above our portion of the losses from our INOVA joint venture. Highlights for the quarter included extremely robust data library sales driven by a return to year-end spending by oil companies. We shipped the positioning portion of the 12-streamer BGP deal and finalized the DigiSTREAMER™

testing. The system is now on its way to South Korea, where it will be installed on BGP’s new vessel in early spring. Our data processing business ended with a record year. We are pleased that 10% of our data processing revenues were from full wave processing, which appears to be moving into the mainstream in certain market segments. In addition, INOVA’s business has started to expand, with BGP purchases leading the way. Ending the year like we did further increases our confidence that we will see continued growth in 2011 in all of our product and service-lines. We now feel that we have a little wind to our back and that the industry is on a full recovery path.”
FOURTH QUARTER 2010
     Total revenues for the fourth quarter of 2010 increased to $158.6 million compared to $121.3 million a year ago. Excluding the revenues of the Legacy Land Systems (INOVA) segment, total fourth quarter revenues increased 78%. The Solutions and Systems segments increased revenues by 131% and 27%, respectively, while the Software segment experienced a slight 3% decrease in revenues to $9.4 million as a result of currency exchange rates.
     The Solutions group sales increased 131% and generated $106.6 million in revenues during the fourth quarter, up $60.4 million compared to $46.2 million for the same period a year ago. Of this increase, $48.1 million was the result of strong data library sales in basins across the world, including East and West Africa, Brazil and the Arctic regions, $8.2 million was from new venture activities and $4.1 million was due to increased data processing activities.
     Systems segment sales increased 27% to $42.6 million in the fourth quarter compared to $33.5 million in the same period of 2009, principally due to increased sales of towed streamer products, including the sale of a 3-D positioning system to BGP.
     Consolidated gross margins for the fourth quarter of 2010 increased to 42% from 28% in the fourth quarter of 2009. The increase in gross margins was attributable in part to the contribution of the Company’s lower margin land business to INOVA Geophysical in March 2010, which had a gross margin of (6%) in the fourth quarter of 2009. Excluding the results of the legacy land business, the overall gross margin of the Company’s remaining segments increased to 42% compared to 40% for the prior period. Gross margins improved in each of the remaining segments, predominantly related to sales mix. Systems segment gross margin increased 8% as a result of sales mix and cost improvements, while Software and Solutions segment gross margins increased by 3 and 2 percentage points, respectively.
     As a percentage of revenue, after excluding the 2009 results of the legacy land business, operating expenses declined to 20% during the quarter compared to 31% in the prior year period. Fourth quarter operating expenses exceeded normalized levels by $3.9 million primarily due to higher employment and bad debt-related expenses partially offset by lower professional fees. Adjusted EBITDA more than doubled to $55.9 million compared to $21.4 million for the same quarter of the prior year.
     The Company accounts for its 49% interest in INOVA Geophysical as an equity method investment on a one fiscal quarter-lag basis. As a result, the Company’s share of INOVA Geophysical’s third quarter financial results is included in the Company’s fourth quarter financial results. For the three months ended December 31, 2010, the Company recognized a loss on its equity investment of approximately $15.5 million, which included approximately $9.5 million (ION’s 49% share) of a one-time write-down of excess inventory by INOVA Geophysical.
FULL YEAR 2010
     Consolidated revenues for full year 2010 increased to $444.3 million compared to $419.8 million for 2009. Excluding the results of the Legacy Land Systems (INOVA) segment in 2009 and the first quarter of 2010, full year revenues increased 25% or $85.8 million. Solutions segment revenues increased $97.0 million or 54% over prior year, while Software segment revenues increased 9% or $2.9 million. Systems segment revenues decreased $14.1 million to $114.2 million primarily as a result of continued softness in land geophone sales and a decrease in ocean bottom revenues.
     Gross margins for full year 2010 improved to 37% compared to 31% for 2009 entirely due to the disposition of the lower margin legacy land business to INOVA Geophysical in the first quarter. Excluding the results of the legacy land business, the overall gross margin of the remaining segments remained consistent at 39%.

     Excluding the results of the Legacy Land Systems (INOVA) segment, operating expenses as a percentage of revenues for full year 2010 decreased to 24% compared to 33% in the prior year period. The 2010 effective tax rate was impacted by the formation of the joint venture and the establishment of valuation allowances associated with equity in losses of INOVA Geophysical and the write-down of one of ION’s investments partially offset by a benefit related to alternative minimum tax. Excluding these items, the 2010 effective tax rate would have been 14.5% (provision on income) compared to 15.4% (benefit on a loss) for 2009, as reported. The decrease in the effective tax rate relates to the changes in the distribution of earnings between U.S. and foreign jurisdictions.
     Income from operations for full year 2010 totaled $52.8 million compared to a loss of ($58.2) million in the prior period. Excluding the first quarter 2010 results of the Legacy Land Systems (INOVA) segment, income from operations during 2010 was $62.5 million.
     Excluding the after-tax impact of the special items for both periods as noted in the attached tables, the Company reported a net income of $22.8 million, or $0.16 per diluted share, for full year 2010, compared to a net loss of ($43.4) million, or ($0.39) per share, for 2009. Including the special items, the Company reported a net loss of ($38.8) million, or ($0.27) per share, for full year 2010, compared to ($113.6) million, or ($1.03) per share, in 2009. Adjusted EBITDA for 2010 increased 94% to $140.1 million compared to $72.2 million in 2009.
     Fourth quarter cash generation increased $68.5 million, resulting in cash on hand at year-end of $84.4 million compared to total debt of $108.7 million or net debt of $24.3 million. At year end, ION had no outstanding balance associated with its $100 million revolving credit facility, bringing total liquidity to $184.4 million.
OUTLOOK
     Brian Hanson, Executive Vice President and Chief Financial Officer, commented, “As previously mentioned in our third quarter earnings call, we expected the second half of 2010 to be considerably better than the first half and this proved to be the case as we finished the year by delivering strong fourth quarter results. We also delivered on our goal of profitability for ION in 2010, excluding one-time items, and expect that the momentum that we experienced during the second half of 2010 will likely continue into 2011.
     Similar to years prior to the global financial collapse of 2008, we anticipate our 2011 financial performance to be back-end loaded. This is mainly due to the natural budget/planning cycle of our customers who usually formulate capital spending plans during the first quarter of each year, and the potential for data library sales in the fourth quarter as customers tap the unspent portions of their capital budgets.
     While we are not providing earnings guidance, we are providing guidelines on certain items. In 2011, we anticipate investing between $90 and $110 million in our customer-underwritten multi-client data libraries. We estimate interest expense for 2011 to be between $5 and $7 million. In addition, we expect our effective tax rate to be between 24% and 26%.”
CONFERENCE CALL
     The Company has scheduled a conference call for Thursday, February 17, 2011, at 10:00 a.m. Eastern Time. To participate in the conference call, dial 480-629-9645 at least 10 minutes before the call begins and ask for the ION conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until March 4, 2011. To access the replay, dial 303-590-3030 and use pass code 4406364#.
     Investors, analysts and the general public will also have the opportunity to listen to the conference call live over the Internet by visiting www.iongeo.com. Also, an archive of the webcast will be available shortly after the call on the Company’s website.
About ION
     ION Geophysical Corporation is a leading provider of geophysical technology, services, and solutions for the global oil & gas industry. ION’s offerings allow E&P operators to obtain higher resolution images of the subsurface to reduce the risk of exploration and reservoir development, and enable seismic contractors to acquire geophysical data more efficiently. Additional information about ION is available at www.iongeo.com.
CONTACTS:
 R. Brian Hanson
Chief Financial Officer
+1.281.879.3672
Jack Lascar
DRG&L
+1.713.529.6600
The information included herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include future sales and market growth, timing of sales, future liquidity and cash levels, future estimated revenues and earnings, benefits expected to result from the INOVA Geophysical joint venture and related transactions and other statements that are not of historical fact. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include the timing and development of the Company’s products and services and market acceptance of the Company’s new and revised product offerings; risks associated with the operation of the INOVA Geophysical joint venture; risks associated with litigation; risks associated with the Company’s level and terms of indebtedness; risks associated with competitors’ product offerings and pricing pressures resulting therefrom; the relatively small number of customers that the Company currently relies upon; the fact that a significant portion of the Company’s revenues is derived from foreign sales; risks that sources of capital may not prove adequate; the Company’s inability to produce products to preserve and increase market share; collection of receivables; and technological and marketplace changes affecting the Company’s product lines. Additional risk factors, which could affect actual results, are disclosed by the Company from time to time in its filings with the Securities and Exchange Commission (“SEC”), including its Quarterly Reports on Form 10-Q filed during 2010 and its Annual Reports on Form 10-K for the years ended December 31, 2010 and December 31, 2009.

Tables to follow

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Product revenues	$51,228	$74,887	$165,202	$237,664
Service revenues	107,395	46,377	279,120	182,117

Total net revenues	158,623	121,264	444,322	419,781

Cost of products	26,237	57,916	94,658	165,923
Cost of services	66,029	29,511	183,931	121,720

Gross profit	66,357	33,837	165,733	132,138

Operating expenses:
Research, development and engineering	5,479	10,938	25,227	44,855
Marketing and sales	9,082	8,738	30,405	34,945
General and administrative	17,325	18,731	57,254	72,510
Impairment of intangible assets	—	—	—	38,044

Total operating expenses	31,886	38,407	112,886	190,354

Income (loss) from operations	34,471	(4,570)	52,847	(58,216)
Interest expense, net	(1,893)	(14,739)	(30,770)	(33,950)
Loss on disposition of land division	—	—	(38,115)	—
Fair value adjustment of warrant	—	(29,401)	12,788	(29,401)
Equity in losses of INOVA Geophysical	(15,541)	—	(23,724)	—
Gain on legal settlement	24,500	—	24,500	—
Impairment of cost method investments	(7,650)	(4,454)	(7,650)	(4,454)
Other income (expense)	1,039	711	228	(4,023)

Income (loss) before income taxes	34,926	(52,453)	(9,896)	(130,044)
Income tax expense (benefit)	14,542	(1,643)	26,942	(19,985)

Net income (loss)	20,384	(50,810)	(36,838)	(110,059)
Preferred stock dividends	338	875	1,936	3,500

Net income (loss) applicable to common shares	$20,046	$(51,685)	$(38,774)	$(113,559)

Net income (loss) per share:
Basic	$0.13	$(0.44)	$(0.27)	$(1.03)
Diluted	$0.13	$(0.44)	$(0.27)	$(1.03)
Weighted average number of common shares outstanding:
Basic	152,572	118,526	144,278	110,516
Diluted	159,698	118,526	144,278	110,516

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$84,419	$16,217
Accounts receivable, net	77,576	111,046
Unbilled receivables	70,590	21,655
Current portion notes receivable	—	13,367
Inventories, net	66,882	202,601
Deferred income tax asset	—	6,001
Prepaid expenses and other current assets	13,165	24,614

Total current assets	312,632	395,501
Deferred income tax asset	8,998	26,422
Property, plant and equipment, net	20,145	78,555
Multi-client data library, net	112,620	130,705
Investment in INOVA Geophysical	95,173	—
Goodwill	51,333	52,052
Intangible assets, net	20,317	61,766
Other assets	3,224	3,185

Total assets	$624,442	$748,186

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable and current maturities of long-term debt	$6,073	$271,132
Accounts payable	30,940	40,189
Accrued expenses	54,799	65,893
Accrued multi-client data library royalties	18,667	18,714
Fair value of warrant	—	44,789
Deferred revenue and other current liabilities	22,887	13,802

Total current liabilities	133,366	454,519
Long-term debt, net of current maturities	102,587	6,249
Non-current deferred income tax liability	688	1,262
Other long-term liabilities	7,354	3,688

Total liabilities	243,995	465,718
Stockholders’ equity:
Cumulative convertible preferred stock	27,000	68,786
Common stock	1,529	1,187
Additional paid-in capital	822,399	666,928
Accumulated deficit	(448,386)	(411,548)
Accumulated other comprehensive loss	(15,530)	(36,320)
Treasury stock	(6,565)	(6,565)

Total stockholders’ equity	380,447	282,468

Total liabilities and stockholders’ equity	$624,442	$748,186

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Twelve Months Ended
	December 31,
	2010	2009
Cash flows from operating activities:
Net loss	$(36,838)	$(110,059)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization (other than multi-client data library)	24,795	47,911
Amortization of multi-client data library	85,940	48,449
Stock-based compensation expense	8,147	12,671
Bad debt expense	1,689	3,528
Amortization of debt discount	8,656	6,732
Write-off of unamortized debt issuance costs	10,121	—
Fair value adjustment of warrant	(12,788)	29,401
Loss on disposition of land division	38,115	—
Equity in losses of INOVA Geophysical	23,724	—
Impairment of cost method investments	7,650	4,454
Deferred income taxes	22,207	(38,150)
Impairment of intangible assets	—	38,044
Change in operating assets and liabilities:
Accounts and notes receivable	7,826	41,936
Unbilled receivables	(48,935)	14,817
Inventories	(16,138)	18,582
Accounts payable, accrued expenses and accrued royalties	9,550	(72,140)
Deferred revenue	7,281	(4,188)
Other assets and liabilities	(7,634)	9,998

Net cash provided by operating activities	133,368	51,986

Cash flows from investing activities:
Purchase of property, plant and equipment	(7,372)	(2,966)
Investment in multi-client data library	(64,426)	(89,635)
Proceeds from disposition of land division, net of fees paid	99,790	—
Other investing activities	(500)	963

Net cash provided by (used in) investing activities	27,492	(91,638)

Cash flows from financing activities:
Borrowings under revolving line of credit	104,000	77,000
Repayments under revolving line of credit	(193,429)	(25,000)
Net proceeds from issuance of debt	105,695	19,218
Net proceeds from issuance of common stock	38,039	38,220
Payments on notes payable and long-term debt	(145,558)	(81,517)
Costs associated with debt amendments	—	(4,630)
Payment of preferred dividends	(1,936)	(3,500)
Other financing activities	459	(62)

Net cash (used in) provided by financing activities	(92,730)	19,729

Effect of change in foreign currency exchange rates on cash and cash equivalents	72	968

Net increase (decrease) in cash and cash equivalents	68,202	(18,955)
Cash and cash equivalents at beginning of period	16,217	35,172

Cash and cash equivalents at end of period	$84,419	$16,217

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
SUMMARY OF SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Net revenues:
Systems:
Towed Streamer	$33,471	$22,889	$83,567	$83,398
Ocean Bottom	55	3,789	1,876	4,948
Other	9,062	6,857	28,783	39,943

Total	$42,588	$33,535	$114,226	$128,289

Software:
Software Systems	$8,641	$9,433	$34,465	$31,601
Services	757	219	2,166	2,132

Total	$9,398	$9,652	$36,631	$33,733

Solutions:
Data Processing	$28,336	$24,167	$107,997	$82,330
New Venture	18,979	10,758	81,293	71,135
Data Library	59,322	11,233	87,664	26,520

Total	$106,637	$46,158	$276,954	$179,985

Legacy Land Systems (INOVA)	$—	$31,919	$16,511	$77,774

Total	$158,623	$121,264	$444,322	$419,781

Gross profit:
Systems	$19,416	$12,861	$48,557	$52,934
Software	6,102	5,965	24,356	21,998
Solutions	40,839	16,792	93,804	59,844
Legacy Land Systems (INOVA)	—	(1,781)	(984)	(2,638)

Total	$66,357	$33,837	$165,733	$132,138

Gross margin:
Systems	46%	38%	43%	41%
Software	65%	62%	66%	65%
Solutions	38%	36%	34%	33%
Legacy Land Systems (INOVA)	—%	(6%)	(6%)	(3%)

Total	42%	28%	37%	31%

Income (loss) from operations:
Systems	$13,916	$8,562	$27,749	$31,209
Software	5,423	5,445	21,936	19,970
Solutions	29,963	8,617	60,632	27,746
Legacy Land Systems (INOVA)	—	(12,204)	(9,623)	(40,881)
Corporate and other	(14,831)	(14,990)	(47,847)	(58,216)
Impairment of intangible assets	—	—	—	(38,044)

Total	$34,471	$(4,570)	$52,847	$(58,216)

Reconciliation of Adjusted EBITDA to Net Income (Loss)
(Non-GAAP Measure)
(In thousands)
(Unaudited)
     Adjusted EBITDA is a Non-GAAP measurement that is presented as an additional indicator of operating performance and is not a substitute for net income (loss) or net income (loss) per share calculated under generally accepted accounting principles (GAAP). We believe that Adjusted EBITDA provides useful information to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to service our debt. The calculation of Adjusted EBITDA shown below is based upon amounts derived from the Company’s financial statements prepared in conformity with GAAP.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
Net income (loss)	$20,384	$(50,810)	$(36,838)	$(110,059)
Interest expense, net	1,893	14,739	30,770	33,950
Income tax expense (benefit)	14,542	(1,643)	26,942	(19,985)
Depreciation and amortization expense	35,938	25,236	110,735	96,360
Gain on legal settlement	(24,500)	—	(24,500)	—
Impairment of cost method investments	7,650	4,454	7,650	4,454
Loss on disposition of land division	—	—	38,115	—
Fair value adjustment of warrant	—	29,401	(12,788)	29,401
Impairment of intangible assets	—	—	—	38,044

Adjusted EBITDA	$55,907	$21,377	$140,086	$72,165

Reconciliation of Income (Loss) from Operations Excluding the
Legacy Land Systems (INOVA) Segment
(Non-GAAP Measure)
(In thousands)
(Unaudited)
     The financial results are reported in accordance with GAAP. However, management believes that certain non-GAAP performance measures may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. One such non-GAAP financial measure is our income (loss) from operations excluding our Legacy Land Systems (INOVA) segment. This segment was contributed to our joint venture (INOVA Geophysical) on March 25, 2010. Therefore, beginning on March 26, 2010, this contributed business is no longer consolidated into our results of operations. This adjusted income amount is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for income (loss) from operations or other income data prepared in accordance with GAAP. See the table below for supplemental financial data and the corresponding reconciliation to GAAP financials for the twelve months ended December 31, 2010 and for the three and twelve months ended December 31, 2009:

	Twelve Months Ended December 31, 2010
		Excluding
	As	Legacy Land	As
	Reported	Systems	Adjusted
Net revenues	$444,322	$(16,511)	$427,811
Cost of sales	278,589	(17,495)	261,094

Gross profit	165,733	984	166,717
Operating expenses:
Research, development and engineering	25,227	(4,181)	21,046
Marketing and sales	30,405	(1,559)	28,846
General and administrative	57,254	(2,899)	54,355

Total operating expenses	112,886	(8,639)	104,247

Income from operations	$52,847	$9,623	$62,470

	Twelve Months Ended December 31, 2009
		Excluding
	As	Legacy Land	As
	Reported	Systems	Adjusted
Net revenues	$419,781	$(77,774)	$342,007
Cost of sales	287,643	(80,412)	207,231

Gross profit	132,138	2,638	134,776
Operating expenses:
Research, development and engineering	44,855	(21,359)	23,496
Marketing and sales	34,945	(5,582)	29,363
General and administrative	72,510	(11,302)	61,208
Impairment of intangible assets	38,044	(38,044)	—

Total operating expenses	190,354	(76,287)	114,067

Income (loss) from operations	$(58,216)	$78,925	$20,709

	Three Months Ended December 31, 2009
		Excluding
	As	Legacy Land	As
	Reported	Systems	Adjusted
Net revenues	$121,264	$(31,919)	$89,345
Cost of sales	87,427	(33,700)	53,727

Gross profit	33,837	1,781	35,618
Operating expense:
Research, development and engineering	10,938	(5,411)	5,527
Marketing and sales	8,738	(1,281)	7,457
General and administrative	18,731	(3,731)	15,000

Total operating expenses	38,407	(10,423)	27,984

Income (loss) from operations	$(4,570)	$12,204	$7,634

Reconciliation of Special Items to Diluted Earnings per Share
(Non-GAAP Measure)
(In thousands, except per share data)
(Unaudited)
     The financial results are reported in accordance with GAAP. However, management believes that certain non-GAAP performance measures may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. One such non-GAAP financial measure is income (loss) from operations or net income (loss) excluding certain charges or amounts. This adjusted income amount is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for income (loss) from operations, net income (loss) or other income data prepared in accordance with GAAP. See the table below for supplemental financial data and the corresponding reconciliation to GAAP financials for the three and twelve months ended December 31, 2010 and 2009:

	Three Months Ended December 31, 2010
		Gain on
	As	Legal	Investment	As
	Reported	Settlement [2]	Charges [3]	Adjusted
Net revenues	$158,623	$—	$—	$158,623
Cost of sales	92,266	—	—	92,266

Gross profit	66,357	—	—	66,357
Operating expenses	31,886	—	—	31,886

Loss from operations	34,471	—	—	34,471
Interest expense, net	(1,893)	—	—	(1,893)
Equity in losses of INOVA Geophysical	(15,541)	—	9,475	(6,066)
Gain on legal settlement	24,500	(24,500)	—	—
Impairment of cost method investment	(7,650)	—	7,650	—
Other income	1,039	—	—	1,039
Income tax (benefit) expense	14,542	(8,575)	—	5,967

Net income (loss)	20,384	(15,925)	17,125	21,584
Preferred stock dividends	338	—	—	338

Net loss applicable to common shares	$20,046	$(15,925)	$17,125	$21,246

Net income per share:
Basic	$0.13			$0.14

Diluted	$0.13			$0.14

Weighted average number of common shares outstanding:
Basic	152,572			152,572
Diluted	159,698			159,698

	Twelve Months Ended December 31, 2010
			Refinancing	Gain on
	As	Loss on	and Warrant	Legal	Investment	As
	Reported	Disposition	Charges [1]	Settlement [2]	Charges [3]	Adjusted
Net revenues	$444,322	$—	$—	$—	$—	$444,322
Cost of sales	278,589	—	—	—	—	278,589

Gross profit	165,733	—	—	—	—	165,733
Operating expenses	112,886	—	—	—	—	112,886

Income from operations	52,847	—	—	—	—	52,847
Interest expense, net	(30,770)	—	18,777	—	—	(11,993)
Loss on disposition of land division	(38,115)	38,115	—	—	—	—
Fair value adjustment of warrant	12,788	—	(12,788)	—	—	—
Equity in losses of INOVA Geophysical	(23,724)	—	—	—	9,475	(14,249)
Gain on legal settlement	24,500	—	—	(24,500)	—	—
Impairment of cost method investment	(7,650)	—	—	—	7,650	—
Other income	228	—	—	—	—	228
Income tax expense (benefit)	26,942	(19,841)	3,542	(8,575)	—	2,068

Net income (loss)	(36,838)	57,956	2,447	(15,925)	17,125	24,765
Preferred stock dividends	1,936	—	—	—	—	1,936

Net income (loss) applicable to common shares	$(38,774)	$57,956	$2,447	$(15,925)	$17,125	$22,829

Net income per share:
Basic	$(0.27)					$0.16

Diluted	$(0.27)					$0.16

Weighted average number of common shares outstanding:
Basic	144,278					144,278
Diluted	144,278					144,934

[1]	Relates to the write-off of unamortized debt issuance costs relating to our first quarter 2010 re-financings and the non-cash debt discount and fair value adjustment to the warrant from January 1, 2010 through March 25, 2010, the date of the closing of INOVA Geophysical.

[2]	Relates to a gain associated with cash received from the Greatbatch legal settlement in Q4.

[3]	Relates to ION’s 49% share of a write-down of inventory by INOVA Geophysical and the impairment of one of ION’s investments.

	Three Months Ended December 31, 2009
			Adjustments
	As	Impairment	of the	As
	Reported	Charges	the Warrant	Adjusted
Net revenues	$121,264	$—	$—	$121,264
Cost of sales	87,427	—	—	87,427

Gross profit	33,837	—	—	33,837
Operating expenses	38,407	—	—	38,407

Loss from operations	(4,570)	—	—	(4,570)
Interest expense, net	(14,739)	—	6,732	(8,007)
Fair value adjustment of warrant	(29,401)	—	29,401	—
Impairment of cost method investment	(4,454)	4,454	—	—
Other income	711	—	—	711
Income tax (benefit) expense	(1,643)	1,559	—	(84)

Net income (loss)	(50,810)	2,895	36,133	(11,782)
Preferred stock dividends	875	—	—	875

Net loss applicable to common shares	$(51,685)	$2,895	$36,133	$(12,657)

Basic and diluted earnings per share	$(0.44)			$(0.11)

Weighted average number of basic and
diluted common shares outstanding	118,256			118,526

	Twelve Months Ended December 31, 2009
				Out-of-Period
				Stock-Based
	As	Impairment	Restructuring	Compensation	Adjustments of	As
	Reported	Charges	Charges	Expense	the Warrant	Adjusted
Net revenues	$419,781	$—	$—	$—	$—	$419,781
Cost of sales	287,643	—	(996)	—	—	286,647

Gross profit	132,138	—	996	—	—	133,134
Operating expenses	190,354	(38,044)	(2,079)	(3,267)	—	146,964

Loss from operations	(58,216)	38,044	3,075	3,267	—	(13,830)
Interest expense, net	(33,950)	—	—	—	6,732	(27,218)
Other expense	(37,878)	4,454	—	—	29,401	(4,023)
Income tax (benefit) expense	(19,985)	12,592	1,076	1,143	—	(5,174)

Net loss	(110,059)	29,906	1,999	2,124	36,133	(39,897)
Preferred stock dividends	3,500	—	—	—	—	3,500

Net loss applicable to common shares	$(113,559)	$29,906	$1,999	$2,124	$36,133	$(43,397)

Basic and diluted earnings per share	$(1.03)					$(0.39)

Weighted average number of basic and diluted common shares outstanding	110,516					110,516
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